Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Sensient Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share	Other(2)	350,000(1)	$83.40(2)	$29,190,000	.0000927	$2,705.91
Total Offering Amounts					$29,190,000		$2,705.91
Total Fee Offsets							—
Net Fee Due							$2,705.91

(1)
This registration statement covers 350,000 additional shares of Sensient Technologies Corporation’s (“Registrant”) common stock, $0.10 par value per share (the “Shares”), which may be issued pursuant to awards under the Sensient Technologies Corporation 2017 Stock Plan, as amended and restated (the “Plan”). In addition to the Shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares that may become issuable as a result of stock dividends, stock splits, mergers, or similar transactions, as provided in the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 22, 2022.